Exhibit 99.1

NextPlat Reports First Quarter 2025 Results

Company Reports $14.5M in Q1 Revenue; Operating Expenses Decline 26% as Expected, with Continued Focus on Cost Reduction, Efficiency Improvements, and Strategic Planning Amid Rising Drug Prices and Potential Tariff Impacts

COCONUT GROVE, FL – May 15, 2025 – NextPlat Corp (NASDAQ: NXPL, NXPLW) (“NextPlat” or the “Company”), a global e-Commerce provider, today announced the financial results for the quarter-ended March 31, 2025, reflecting the performance of its e-Commerce and Healthcare Operations.

“The first quarter results reflect a series of challenges that we are addressing both domestically and internationally as our teams work to improve the efficiency of the business, focus on growing our exposure to higher margin services all while continuing to support the needs of a diverse range of customers. In addition to the short-term steps we are taking in response to the volatility we see, over the longer-term, we believe we have multiple opportunities to leverage the value of our existing businesses, strong balance sheet and cash position to transform our Company. Through both organic growth and strategic developments we are actively pursuing, we believe we can respond to the challenges in our markets and drive value to the benefit of our customers, partners and shareholders,” said Charles M. Fernandez, Executive Chairman and CEO of NextPlat Corp.

First Quarter 2025 Financial Highlights:

● Consolidated revenue for the quarter ended March 31, 2025, was approximately $14.5 million compared to approximately $17.5 million for the quarter ended March 31, 2024. The decrease in consolidated revenue was primarily driven by a decline in Healthcare Operations caused by some changes in our 340B pharmacy service agreements where certain relationships transitioned to other pharmacy partners, one covered entity opened an in-house pharmacy, and another covered entity no longer participates in the 340B program. Furthermore, we saw a decline in prescription volume during the first quarter of 2025 which was influenced in part by changes in provider relationships and shifts in patient flow due to insurance network adjustments or provider decisions to align with different pharmacy partners. Our e-Commerce Operations revenue experienced an increase driven by the growth in recurring airtime revenue and the additional revenue from the Outfitter acquisition in 2024; however, these were offset by a decline in hardware sales.

● Overall gross profit margin for the quarter ended March 31, 2025, declined to 23.8% from 27.8% when compared to the prior year quarter. Gross profit margin from our Healthcare segment decreased to approximately 23.8% in the first quarter of 2025 from 27.7% in the first quarter of 2024 and was primarily attributable to a decrease in 340B contract revenue. Gross profit margin for e-Commerce Operations decreased to 24.1% from 28.1% when compared to the prior year quarter primarily due to a service provider airtime contract that expired on December 31, 2024 which introduced new airtime costs beginning January 1, 2025, and temporary rate reductions for some customers affected by ongoing network service interruptions. During the first quarter, the Company continued to take proactive steps aimed at improving its expense structure. While it is still early, the Company is actively working towards achieving cost savings through initiatives such as optimizing its delivery process and renegotiating vendor contracts. NextPlat management remains committed to ongoing cost reduction efforts and operational efficiency improvements.

● Operating expenses for the quarter ended March 31, 2025, decreased 26.2% to approximately $4.9 million compared to approximately $6.7 million in the prior year quarter. As expected, overall operational costs decreased due to the elimination of several non-recurring expenses such as an impairment loss from the write-down of a right-of-use asset as a result of taking the leased equipment out of service and not returning it to service in the future, stock-based compensation for grants fully vested, and legal and consulting fees  related to the merger of Progressive Care.

● Net loss attributable to NextPlat Corp common shareholders for the quarter ended March 31, 2025, decreased 9% to approximately $1.3 million, or ($0.05) per diluted share, compared to a net loss of approximately $1.5 million, or ($0.08) diluted earnings per share reported for the quarter ending March 31, 2024.

● The Company ended the quarter with approximately $17.7 million in cash.

Organizational Highlights and Recent Business Developments:

● During the first quarter, the Company expanded its service base by signing several 340B pharmacy service agreements which are expected to contribute to revenue growth and provide more favorable margins compared with the traditional retail pharmacy business. This will remain a key focus area for the Healthcare Operations moving forward. Following the close of the quarter, the Company received a substantial performance bonus payment from one of its payors. This recognition was based on meeting the adherence and quality measures of the Enhanced Quality Improvement Program.

● The Company also continues to evaluate strategic alternatives to further diversify its Healthcare Operations including opportunities to add new services as well as enter joint ventures or other collaborative structures. The Company believes these opportunities could deliver operational synergies and help drive top-line growth at attractive margins.

●In the first quarter and early in the second quarter, the Company’s e-Commerce business secured several new connectivity contracts and expanded its mission-critical communications capabilities for enterprise, government, and humanitarian organizations across Europe through a new partnership with EVERYWHERE Communications. Its global reach and increased focus on higher margin airtime services drove recurring airtime revenue up 51% to record levels. Airtime revenue and hardware sales outside of the United States are not subject to the impact of tariffs.

● Sales in China of OPKO Healthcare (Nasdaq: OPK) (“OPKO”)-branded human health and wellness products on Alibaba Group Holding Limited’s (NYSE: BABA) (“Alibaba”) Tmall Global and other leading digital platforms through the Company’s e-Commerce development program is seeing increased sales traction. Product shipments into China continue at higher levels and last month, through one of the Company’s distribution partners, initial in-store physical product sales of OPKO products commenced in several retail chains. The Company currently expects to receive regulatory approval to introduce OPKO pet health products by the fourth quarter with sales expected to commence approximately 12 weeks after receipt. All current OPKO products are not subject to any tariffs as they are not produced in the United States.

● As disclosed on April 11, 2025, because of the current escalation in tariffs between the United States and China, the Company has paused its e-Commerce development program, specifically, the pending launch of its Florida Sunshine branded line of vitamins and other products which are produced in the US. The Company is actively exploring strategic production alternatives for Florida Sunshine and intends to launch the brand in other countries outside of China. Although recent developments on tariffs could result in a positive resolution, additional import costs placed on US-produced products will delay and possibly eliminate the significant future sales the Company had anticipated from its e-Commerce development program in late 2025 as well as impact its ability to achieve its goal of being in a cash neutral position from operations by 2026.

David Phipps, President of NextPlat and CEO of Global Operations, added, “The broad global reach and scale of our e-Commerce business continues to be an important differentiator for NextPlat and our partners and customers as we work to address the evolving challenges we see both domestically and internationally. Whether it is providing reliable connectivity for individuals, the government or the military, or providing consumers with access to novel health and wellness products for themselves or their pets, we are committed to building upon the value of our platform as we continue to advance our growth plans.”

NextPlat’s Executive Chairman and CEO, Charles M. Fernandez, Chief Financial Officer, Cecile Munnik, and President and CEO of Global Operations, David Phipps, will host a conference call at 8:30 a.m. Eastern today to discuss the results for the first quarter ended March 31, 2025, and recent developments.

To access the call, please use the following information:

Date:	Thursday, May 15, 2025
Time:	8:30 a.m. Eastern time
Toll-free dial-in number:	1-800-836-8184
International dial-in number:	1-646-357-8785
Conference webcast link:	https://app.webinar.net/4Ba0YE83m5L

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization.

The conference call will be broadcast live and available for replay at https://app.webinar.net/4Ba0YE83m5L and via the investor relations section of the Company's website at https://ir.nextplat.com/news-events/ir-calendar. A replay of the conference call will be available after 12:00 p.m. Eastern time through May 31, 2025.

Toll-free replay number:	1-888-660-6345
International replay number:	1-646-517-4150
Replay entry code:	03460#

The financial information included in this press release should be read in conjunction with the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025 filed with the Securities and Exchange Commission.

About NextPlat Corp

NextPlat is a global e-commerce platform company created to capitalize on multiple high-growth sectors and markets including technology and healthcare. Through acquisitions, joint ventures and collaborations, the Company intends to assist businesses in selling their goods online, domestically, and internationally, allowing customers and partners to optimize their e-commerce presence and revenue. NextPlat currently operates an e-commerce communications division offering voice, data, tracking, and IoT products and services worldwide as well as pharmacy and healthcare data management services in the United States through its subsidiary, Progressive Care Inc.

Forward-Looking Statements

Certain statements in this release constitute forward-looking statements. These statements include the capabilities and success of the Company’s business and any of its products, services or solutions. The words “believe,” “forecast,” “project,” “intend,” “expect,” “plan,” “should,” “would,” and similar expressions and all statements, which are not historical facts, are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors, including the Company’s ability to launch additional e-commerce capabilities for consumer and healthcare products  and its ability to grow and expand as intended, any of which could cause the Company to not achieve some or all of its goals or the Company’s previously reported actual results, performance (finance or operating), including those expressed or implied by such forward-looking statements. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (the “SEC”), copies of which may be obtained from the SEC’s website at www.sec.gov. The Company assumes no, and hereby disclaims any, obligation to update the forward-looking statements contained in this press release.

Media and Investor Contact for NextPlat Corp:

Michael Glickman

MWGCO, Inc.

917-397-2272

mike@mwgco.net

NEXTPLAT CORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2025	2024
Sales of products, net	$13,082	$14,120
Revenues from services	1,443	3,373
Revenue, net	14,525	17,493

Cost of products	11,052	12,620
Cost of services	10	10
Cost of revenue	11,062	12,630

Gross profit	3,463	4,863

Operating expenses:
Selling, general and administrative	1,432	1,372
Salaries, wages and payroll taxes	2,715	3,310
Impairment loss	—	132
Professional fees	605	985
Depreciation and amortization	170	208
Intangible asset amortization	26	698
Total operating expenses	4,948	6,705

Loss before other (income) expense	(1,485)	(1,842)

Other (income) expense:
Interest expense	18	21
Interest earned	(108)	(215)
Foreign currency exchange rate variance	(61)	26
Total other (income) expense	(151)	(168)

Loss before income taxes and non-controlling interest	(1,334)	(1,674)

Income taxes	(9)	(27)
Net loss	(1,343)	(1,701)

Net loss attributable to non-controlling interest	—	220
Net loss attributable to NextPlat Corp	$(1,343)	$(1,481)

Comprehensive loss:
Net loss	$(1,343)	$(1,701)
Foreign currency loss	(11)	(27)
Comprehensive loss	$(1,354)	$(1,728)

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(1,343)	$(1,481)
Weighted number of common shares outstanding – basic and diluted	25,963	18,725

Basic and diluted loss per share	$(0.05)	$(0.08)

NEXTPLAT CORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except shares and par data)

(Unaudited)

	March 31, 2025	December 31, 2024
	(Unaudited)	(Audited)
ASSETS
Current Assets
Cash	$17,737	$19,960
Accounts receivable, net	5,527	4,895
Receivables - other, net	1,718	732
Inventory, net	4,510	4,881
Unbilled revenue	269	237
VAT receivable	316	371
Prepaid expenses	398	404
Total Current Assets	30,475	31,480

Property and equipment, net	3,267	3,407

Goodwill	156	156
Intangible assets, net	498	524
Operating right-of-use assets, net	714	812
Finance right-of-use assets, net	—	5
Deposits	94	94
Total Other Assets	1,462	1,591
Total Assets	$35,204	$36,478

LIABILITIES AND EQUITY

Current Liabilities
Accounts payable and accrued expenses	$7,496	$7,230
Contract liabilities	139	89
Notes payable	305	380
Due to related party	27	48
Operating lease liabilities	392	404
Finance lease liabilities	—	5
Income taxes payable	65	54
Total Current Liabilities	8,424	8,210

Long Term Liabilities:
Notes payable, net of current portion	978	1,032
Operating lease liabilities, net of current portion	351	438
Total Liabilities	9,753	9,680

Commitments and Contingencies	—	—

Equity
Common stock ($0.0001 par value; 50,000,000 shares authorized, 25,963,051 shares issued and outstanding as of March 31, 2025 and December 31, 2024, respectively)	3	3
Additional paid-in capital	75,704	75,697
Accumulated deficit	(50,293)	(48,950)
Accumulated other comprehensive loss	(77)	(66)
Equity attributable to NextPlat Corp stockholders	25,337	26,684
Equity attributable to non-controlling interests	114	114
Total Equity	25,451	26,798

Total Liabilities and Equity	$35,204	$36,478